Exhibit 99.1

NEWS RELEASE
Contacts:	Union Drilling, Inc. Christopher D. Strong, CEO Tina Castillo, CFO 817-735-8793 DRG&L Ken Dennard / Ben Burnham 713-529-6600

UNION DRILLING REPORTS

2010 FOURTH QUARTER RESULTS

FORT WORTH, TX – March 3, 2011 – Union Drilling, Inc. (NASDAQ: UDRL) announced today financial and operating results for the three and twelve month periods ended December 31, 2010.

Revenues for the fourth quarter of 2010 were $58.2 million compared to $40.6 million in the fourth quarter of 2009. The Company reported a net loss of $0.3 million for the quarter, or $0.01 per share, compared to a net loss of $2.9 million, or $0.12 per share, during the fourth quarter of 2009. Union Drilling’s 2009 fourth quarter results included a $1.1 million, or $0.04 per share, charge for the impairment of certain fixed assets.

EBITDA for the fourth quarter of 2010 totaled $12.4 million compared to $10.1 million reported in the same period last year. For additional information regarding EBITDA as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, stated, “I’m pleased to report that the investment and asset deployment decisions we’ve made over the past year have resulted in a significant improvement to our operating results. I believe that oil prices will remain high enough to drive overall rig count growth even if gas directed activity moderates and that as horizontal oil drilling expands, the equipment and trained work force we have will continue to experience healthy demand. My outlook for 2011 is positive, since our higher dayrate long-term contracts are generally renewing at their existing rates and the rigs that we activated more recently are mostly renewing at higher rates.

“We lost some on-hire days in early 2011 due to weather and will experience normal seasonal impacts in the Northeast either late in the first quarter or early in the second quarter depending upon how the rest of winter plays out. Consistent with past practice, we will continue to invest in larger equipment while decommissioning smaller rigs. Two new 1,000 horsepower rigs should begin working at the beginning of the second quarter, one in Appalachia that was previously announced and a new rig we recently acquired for West Texas. Although we have low debt and close to $60 million available under our revolving line of credit, we are in the process of negotiating a larger facility to give us greater flexibility in looking at larger rig investments.”

Operating Statistics

Union Drilling’s average marketed rig utilization for the fourth quarter of 2010 was 58.5%, up from 37.0% in the fourth quarter of 2009 (“year-over-year”), and up from 53.1% in the third quarter of 2010 (“sequential”). Revenue days totaled 3,824, up 58% year-over-year and up 10% sequentially. Average revenue per revenue day was $15,212, down 9% year-over-year, but up 1% sequentially. Operating expenses per revenue day for the fourth quarter of 2010 were $10,438 per revenue day, essentially flat with the prior year period and down 9% sequentially.

Drilling margins totaled $18.3 million, or 31% of revenues, compared year-over-year to 38% of revenues, and compared sequentially to 23% of revenues. Average drilling margin per revenue day totaled $4,774 for the fourth quarter of 2010, down 24% year-over-year, and up 37% sequentially. For additional information regarding drilling margin as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

2010 Year-End Results

For the twelve months ended December 31, 2010, Union Drilling reported a net loss of $16.1 million, or $0.69 per share, on revenues of $192.5 million, compared to a net loss of $12.0 million, or $0.55 share, on revenues of $168.9 million for 2009. The net loss for 2009 included $4.1 million, or $0.14 per share, of non-cash charges for asset impairments. 2010 EBITDA was $26.0 million compared to $36.2 million in 2009.

Drilling margin for 2010 totaled $49.2 million, or 26% of revenues, compared to $61.0 million, or 36% of revenues in 2009. The Company totaled 12,735 revenue days on 49.1% utilization in 2010 versus 9,700 revenue days on 37.4% utilization in the prior year. Revenue and drilling margin averaged $15,119 and $3,863, respectively, per revenue day in 2010 compared to $17,415 and $6,286, respectively, during 2009.

Conference Call

Union Drilling’s management team will be holding a conference call on Friday, March 4, 2011, at 11:00 a.m. Eastern time. To participate in the call, dial (480) 629-9818 ten minutes before the conference call begins and ask for the Union Drilling conference call. To listen to the live call on the Internet, please visit Union Drilling’s website fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through March 11, 2011 and may be accessed by calling (303) 590-3030 and using the pass code 4404784. Also, an archive of the webcast will be available after the call for a period of 60 days on the “Investor Relations” section of the Company’s website at www.uniondrilling.com.

About Union Drilling

Union Drilling, Inc., headquartered in Fort Worth, Texas, provides contract land drilling services and equipment to oil and natural gas producers in the United States. Union Drilling currently owns and markets 71 rigs and specializes in unconventional drilling techniques.

UDRL-E

Statements we make in this press release that express a belief, expectation or intention, as well as those which are not historical fact, are forward-looking statements within the meaning of the federal securities laws and are subject to risks, uncertainties and assumptions. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words. These matters include statements concerning management’s plans and objectives relating to our operations or economic performance and related assumptions, including general economic and business conditions and industry trends, the continued strength or weakness of the contract land drilling industry in the geographic areas in which we operate, decisions about onshore exploration and development projects to be made by oil and gas companies, the highly competitive nature of our business, our future financial performance, including availability, terms and deployment of capital, the continued availability of qualified personnel, and changes in, or our failure or inability to comply with, government regulations, including those relating to workplace safety and the environment. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Further, we specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future events and, therefore, involve a number of assumptions, risks and uncertainties, including the risk factors described in our public filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. Management cautions that forward-looking statements are not guarantees, and our actual results could differ materially from those expressed or implied in the forward-looking statements.

Union Drilling, Inc.

Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues
Total revenues	$58,173	$40,569	$192,539	$168,922

Cost and expenses
Operating expenses	39,916	25,299	143,348	107,956
Depreciation and amortization	12,404	12,076	49,932	47,719
Impairment charge	—	1,140	—	4,069
General and administrative	6,895	5,213	24,589	24,819

Total cost and expenses	59,215	43,728	217,869	184,563

Operating loss	(1,042)	(3,159)	(25,330)	(15,641)

Interest expense	(293)	(236)	(1,005)	(794)
Gain (loss) on disposal of assets	1,164	(14)	1,351	(112)
Other income	(128)	23	2	121

Loss before income taxes	(299)	(3,386)	(24,982)	(16,426)

Income tax expense (benefit)	14	(496)	(8,914)	(4,393)

Net loss	$(313)	$(2,890)	$(16,068)	$(12,033)

Loss per common share:
Basic	$(0.01)	$(0.12)	$(0.69)	$(0.55)

Diluted	$(0.01)	$(0.12)	$(0.69)	$(0.55)

Weighted-average common shares outstanding:
Basic	23,182,345	23,123,103	23,167,131	21,796,868

Diluted	23,182,345	23,123,103	23,167,131	21,796,868

Union Drilling, Inc.

Operating Statistics

(in thousands, except day and per day data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues	$58,173	$40,569	$192,539	$168,922
Operating expenses	$39,916	$25,299	$143,348	$107,956
Drilling margins	$18,257	$15,270	$49,191	$60,966

Revenue days	3,824	2,418	12,735	9,700
Marketed rig utilization	58.5%	37.0%	49.1%	37.4%

Revenue per revenue day	$15,212	$16,778	$15,119	$17,415
Operating expenses per revenue day	$10,438	$10,463	$11,256	$11,129
Drilling margin per revenue day	$4,774	$6,315	$3,863	$6,286

Union Drilling, Inc.

Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2010	2009
Assets:
Current assets:
Cash and cash equivalents	$4	$6
Accounts receivable (net of allowance for doubtful accounts of $153 and $1,379 at December 31, 2010 and 2009, respectively)	29,901	22,732
Inventories	1,252	1,944
Income tax recoverable	1,023	8,913
Prepaid expenses, deposits and other receivables	2,112	2,391
Deferred taxes	1,186	1,169

Total current assets	35,478	37,155
Intangible assets (net of accumulated amortization of $920 and $618 at December 31, 2010 and 2009, respectively)	1,280	1,582
Property, buildings and equipment (net of accumulated depreciation of $239,362 and $194,197 at December 31, 2010 and 2009, respectively)	263,210	254,063
Other assets	42	210

Total assets	$300,010	$293,010

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$13,076	$8,180
Current portion of notes payable for equipment	173	598
Financed insurance premiums	909	855
Accrued expense and other liabilities	9,696	4,511

Total current liabilities	23,854	14,144
Revolving credit facility	30,054	8,996
Long-term notes payable for equipment	—	173
Deferred taxes	44,089	53,157
Customer advances and other long-term liabilities	257	217

Total liabilities	98,254	76,687

Stockholders’ equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized; 25,182,345 shares and 25,123,103 shares issued at December 31, 2010 and 2009, respectively	252	251
Additional paid in capital	170,788	169,288
Retained earnings	41,179	57,247
Treasury stock; 2,000,000 shares at each of December 31, 2010 and 2009, respectively	(10,463)	(10,463)

Total stockholders’ equity	201,756	216,323

Total liabilities and stockholders’ equity	$300,010	$293,010

EBITDA is earnings before net interest, income taxes, depreciation and amortization and non-cash impairment. The Company believes EBITDA is a useful measure of evaluating its financial performance because it is used by external users, such as investors, commercial banks, research analysts and others, to assess: (1) the financial performance of Union Drilling’s assets without regard to financing methods, capital structure or historical cost basis, (2) the ability of Union Drilling’s assets to generate cash sufficient to pay interest costs and support its indebtedness, and (3) Union Drilling’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net earnings is included below. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Calculation of EBITDA:
Net loss	$(313)	$(2,890)	$(16,068)	$(12,033)
Impairment charge	—	1,140	—	4,069

Net loss excluding impairment charge	(313)	(1,750)	(16,068)	(7,964)
Interest expense	293	236	1,005	794
Income tax expense (benefit)	14	(496)	(8,914)	(4,393)
Depreciation and amortization	12,404	12,076	49,932	47,719

EBITDA	$12,398	$10,066	$25,955	$36,156

Drilling margin represents contract drilling revenues less contract drilling costs. Union Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Union Drilling’s management. A reconciliation of drilling margin to operating income is included below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands, except day and per day data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Calculation of drilling margin:
Operating loss	$(1,042)	$(3,159)	$(25,330)	$(15,641)
Depreciation and amortization	12,404	12,076	49,932	47,719
Impairment charge	—	1,140	—	4,069
General and administrative	6,895	5,213	24,589	24,819

Drilling margin	$18,257	$15,270	$49,191	$60,966

Revenue days	3,824	2,418	12,735	9,700

Drilling margin per revenue day	$4,774	$6,315	$3,863	$6,286